Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 001-40458) of our report dated April 1, 2024 with respect to our audit of the financial statements of Synaptogenix, Inc. as of December 31, 2023 and for the year ended December 31, 2023, and to the reference to us under the caption “Experts.”

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

July 11, 2025